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EXHIBIT 99

                         FRONTIER NATIONAL CORPORATION
                                EARNINGS RELEASE

For Immediate Release
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            FRONTIER NATIONAL CORPORATION REPORT EARNINGS FOR FIRST
                          QUARTER ENDED MARCH 31, 1999


April 20, 1999, Sylacauga, Alabama. (OTC symbol; "FIEC") The board of directors of Frontier National Corporation [Frontier] reported net income of $578,436 for the three months ending March 31, 1999, representing an increase of $363,993, or 169%, when compared to the same period during fiscal year 1998.
Net Income per common share, based on 2,315,683 common shares outstanding on March 31, 1999, and 1,457,546 common shares outstanding on March 31, 1998 [as if such shares had been outstanding for the entire period] was $0.25 and $0.15, respectively.

Steven R. Townson, President and Chief Operating Officer, stated that "This dramatic increase in the company's earnings is due to the business combination of Valley National Corporation and First National Sylacauga Corporation on August 24, 1998 and the acquisition of both Wright and Sprayberry Insurance, Inc. and Brown Insurance Agency, Inc. on November 23, 1998." Townson also stated, "To date, we are pleased with the progress made in reaching our goals in both earnings and efficiencies."

Further, the board announced a three for two stock split to all shareholders of record on April 20, 1999. Additionally, the Board announced that it will initiate a stock repurchase plan to purchase up to 5% of outstanding shares in the open market, beginning in May, 1999. Harry I. Brown, Jr., Chairman and Chief Executive Officer further stated, "The board of directors and management feel this repurchase program will continue to enhance the 'share value' of our stockholders."

Frontier National Corporation is a two-bank holding company and the parent company of First National Bank, Sylacauga, Alabama and Valley National Bank, Lanett, Alabama.

Please contact Steven R. Townson, President, Chief Operating Officer and Chief Financial Officer or Kerri C. Newton, Senior Vice President and Chief Accounting Officer at 334-644-5419, with any questions or requests for additional information.

  Safe Harbor Statement Under Private Securities Litigation Reform Act of 1995

Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward looking terminology, such as "may", "will", "expect", "anticipate", "believe", "target", "plan", "project", or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for fiscal 1998 and beyond to differ materially from those expressed or implied in such forward-looking statements even if experience for future changes make it clear that any project results expressed or implied therein will not be realized.